Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4400	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS

FOR THE SECOND QUARTER OF FISCAL 2006

BOISE, Idaho, April 10, 2006 – Micron Technology, Inc., (NYSE: MU) today announced results of operations for its second quarter of fiscal 2006, ended March 2, 2006. The Company had net income of $193 million, or $0.27 per diluted share, on net sales of $1.2 billion. For the first quarter of fiscal 2006, the Company reported net income of $63 million, or $0.09 per diluted share, on net sales of $1.4 billion.

The Company achieved an eight percent reduction in cost per megabit for DDR and DDR2 memory products comparing the second quarter to the first quarter of fiscal 2006. During the second quarter, the Company continued to shift its product mix to higher margin products, with CMOS image sensors leading gross margin performance across all product categories. The Company’s revenue and gross margin decreased in the second quarter compared to the first quarter of fiscal 2006 primarily as a result of declines in average selling prices for memory products.

IM Flash Technologies, LLC, a joint venture between the Company (51%) and Intel Corporation (49%), began operations during the second quarter of fiscal 2006. IMFT manufactures NAND Flash products for the Company and Intel. The initial contributions from the parties included cash from Intel in the amount of $500 million. In addition, the Company recognized a $230 million gain, reflected in other operating income, on the sale of existing NAND flash memory designs and certain related technology to Intel.

Effective as of the beginning of the third quarter of fiscal 2006, the Company began consolidating the operating results of TECH Semiconductor. Production from TECH Semiconductor has approximated 20% to 25% of the Company’s overall memory production. The Company’s arrangement with TECH Semiconductor has historically been reported in revenue and cost of goods sold.

During the third quarter of fiscal 2006, the Company entered into a merger agreement to acquire Lexar Media, Inc. in a stock-for-stock transaction that will be accounted for as a purchase by Micron. Completion of the merger is subject to customary closing conditions, including Lexar shareholder and regulatory approvals.

At the end of the second quarter of fiscal 2006, the Company had $2.6 billion in cash and short-term investments. During the quarter, the Company generated $880 million in cash from operations and invested $268 million in capital expenditures. In addition to scheduled payments on notes and capital leases in the second quarter, the Company called for redemption of its 2.5% convertible subordinated notes, and holders of these notes converted them into 53.7 million shares of Company stock. In connection with the conversion of these notes, the Company negotiated the early termination of its call spread options for net proceeds to the Company of $171 million that were received on March 3, 2006, subsequent to quarter end. The Company anticipates capital additions for fiscal year 2006, with the inclusion of IM Flash Technologies and TECH Semiconductor, will total approximately $2.6 billion.

The Company will host a conference call today at 3:30 p.m. MDT to discuss its financial results. The conference call, audio and slides will be available online at www.micron.com. A Webcast replay will be available on the Company’s web site until April 11, 2007. A taped audio replay of the conference call will also be available at (973) 341-3080 (confirmation code: 7252236) beginning at 5:30 p.m. MDT today and continuing until 5:30 p.m. MDT on April 17, 2006.

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAMs, NAND Flash memory, CMOS image sensors, other semiconductor components and memory modules for use in leading-edge computing, consumer, networking and mobile products. Micron’s common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

MICRON TECHNOLOGY, INC.

CONSOLIDATED FINANCIAL SUMMARY

(Amounts in millions except per share data)

	2nd Qtr.	1st Qtr.	2nd Qtr.	Six Months Ended
	Mar. 2,	Dec. 1,	Mar. 3,	Mar. 2,	Mar 3,
	2006	2005	2005	2006	2005

Net sales	$1,225.0	$1,361.8	$1,307.9	$2,586.8	$2,568.2
Cost of goods sold	989.7	1,050.7	953.9	2,040.4	1,791.2
Gross margin	235.3	311.1	354.0	546.4	777.0

Selling, general and administrative	107.8	95.3	84.9	203.1	171.7
Research and development	159.5	165.5	151.4	325.0	299.8
Other operating (income) expense (1)	(219.2)	(12.1)	(8.7)	(231.3)	4.2
Operating income	187.2	62.4	126.4	249.6	301.3

Interest income (expense), net	12.3	0.3	(5.0)	12.6	(9.5)
Other non-operating income (expense)	1.0	0.1	0.1	1.1	(1.2)
Income tax provision (2)	(7.3)	(0.2)	(3.6)	(7.5)	(17.8)
Net income	$193.2	$62.6	$117.9	$255.8	$272.8

Earnings per share:
Basic	$0.29	$0.10	$0.18	$0.39	$0.42
Diluted	0.27	0.09	0.17	0.37	0.40

Number of shares used in per share calculations:
Basic	661.5	650.1	647.1	655.8	646.6
Diluted	714.6	707.1	701.3	710.6	700.8

	As of
	Mar. 2,	Dec. 1,	Sep. 1,
	2006	2005	2005
Cash and short-term investments	$2,584.8	$1,377.4	$1,290.4
Receivables (4)	926.7	805.3	794.4
Inventories	686.0	682.3	771.5
Total current assets	4,286.0	2,941.9	2,925.6
Property, plant and equipment, net	4,711.9	4,676.6	4,683.8
Restricted cash (3)	14.4	49.4	50.2
Total assets	9,377.4	8,009.5	8,006.4

Accounts payable and accrued expenses	910.4	721.0	752.5
Current portion of long-term debt	148.5	146.2	147.0
Total current liabilities	1,204.8	977.3	978.6
Long-term debt (3)	312.1	960.9	1,020.2
Noncontrolling interest in subsidiary	498.6	—	—
Shareholders’ equity	6,954.2	5,923.5	5,846.8

	Six Months Ended
	Mar. 2,	Mar. 3,
	2006	2005
Net cash provided by operating activities	$1,305.1	$599.8
Net cash used for investing activities	(694.1)	(700.2)
Net cash provided by (used for) financing activities	400.1	(26.2)

Depreciation and amortization	594.6	630.9
Expenditures for property, plant and equipment	(455.2)	(670.6)
Payments on equipment purchase contracts	(77.1)	(143.4)

Noncash equipment acquisitions on contracts payable and capital leases	143.5	276.9

(1)   Other operating income for the second quarter of fiscal 2006 includes $230 million of net proceeds from Intel Corporation (“Intel”) for the sale of the Company’s existing NAND Flash memory designs and certain related technology to Intel and the Company’s acquisition of a perpetual, paid-up license to use and modify such designs. Other operating expense for the second quarter and first six month of fiscal 2006 include $9 million and $9 million, respectively, from losses net of gains on write-downs and disposals of semiconductor equipment. Other operating income for the first quarter of fiscal 2006 includes net gains of $12 million from changes in currency exchange rates primarily as the result of a generally stronger U.S. dollar relative to the Japanese yen and euro. Other operating expense for the first six months of fiscal 2005 includes net losses of $15 million from changes in currency exchange rates. Other operating income for the first six month of fiscal 2005 includes $12 million in receipts from the U.S. government in connection with anti-dumping tariffs.

(2)   Income taxes for 2006 and 2005 primarily reflect taxes on the Company’s non-U.S. operations and U.S. alternative minimum tax. The Company has a valuation allowance for its net deferred tax asset associated with its U.S. operations. The provision for taxes on U.S. operations in 2006 and 2005 was substantially offset by reductions in the valuation allowance. Until such time as the Company utilizes a significant portion of its U.S. net operating loss carryforwards and unused tax credits, the provision for taxes on the Company’s U.S. operations is expected to be substantially offset by reductions in the valuation allowance. As of March 2, 2006, the Company had aggregate U.S. tax net operating loss carryforwards of $1.7 billion and unused U.S. tax credit carryforwards of $185 million. The Company also has unused state tax net operating loss carryforwards of $1.3 billion and unused state tax credits of $146 million. Substantially all of the net operating loss carryforwards expire in 2022 to 2025 and substantially all of the tax credit carryforwards expire in 2013 to 2026. During the second quarter of fiscal 2006, the Company utilized approximately $1.0 billion of its U.S. and state tax net operating loss carryforwards as a result of the IMFT and related transactions.

(3)   In the second quarter of fiscal 2006, the Company’s $632.5 million 2.5% Convertible Subordinated Notes (“Notes”) were converted into 53.7 million shares of common stock. In addition, the Company’s related interest rate swap terminated by its terms on February 6, 2006 and, as a result, $35 million pledged as collateral for the swap became unrestricted. Unamortized issuance costs of $10 million were charged to additional capital in the second quarter of fiscal 2006 in connection with the conversion of the Notes.

(4)   On February 14, 2006, the Company terminated its outstanding call spread options covering a total of approximately 53.7 million shares of its common stock (“Call Spread Options”). The Company originally entered into the Call Spread Options in connection with its issuance of the Notes. The Company had a receivable of $171 million as of the end of the second quarter of fiscal 2006 for the settlement of the Call Spread Options, which was received on March 3, 2006. The settlement was accounted for as a capital transaction.

Stock-Based Compensation Expense:  The Company adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” in the beginning of its fiscal 2006 which addresses accounting for transactions in which the Company obtains employee services in share-based payment transactions. In accordance therewith, total compensation costs for the Company’s stock plans was $10 million for the first six months of fiscal 2006. The Company did not record any income tax benefit for share-based compensation arrangements in the first six months of fiscal 2006. Share-based compensation cost capitalized and remaining in inventory was $1 million at the end of the second quarter of fiscal 2006.

IM Flash Technologies, LLC (“IMFT”):  IMFT, which began operations on January 6, 2006, is a joint venture between the Company and Intel Corporation and was formed to manufacture NAND flash memory products for the exclusive benefit of its partners. In connection with the formation of IMFT, the Company contributed land and facilities in Lehi, Utah, a fully paid lease of a portion of the Company’s manufacturing facility in Manassas, Virginia, a wafer supply agreement to be supported by the Company’s operations located in Boise, Idaho and $250 million in cash. The aggregate fair value of these contributions was $1.245 billion. Intel contributed $1.196 billion in cash and notes to IMFT. As a result of these contributions, the Company owns 51% and Intel owns 49% of IMFT. The parties share the output of IMFT generally in proportion to their ownership in IMFT.

Under the terms of the lease, IMFT has the use of approximately 50% of the Company’s manufacturing facility in Manassas, Virginia for a period of 10 years. IMFT will purchase and install manufacturing equipment into the leased facility which will be operated and maintained by the Company. The cost of operating and maintaining the equipment is charged to IMFT. Under the terms of the wafer supply agreement, the Company will manufacture wafers for IMFT in its Boise, Idaho facility for a period of five years. Such wafers will be sold to IMFT at prices equal to the Company’s variable cost to manufacture, subject to certain cost and volume performance metrics.

IMFT manufactures NAND Flash memory products based on NAND Flash designs developed by the Company and Intel and licensed to the Company. Product design and other research and development costs for NAND Flash are shared equally among the Company and Intel. In the second quarter of 2006, the Company received net proceeds of $230 million from Intel for the sale of the Company’s existing NAND Flash memory designs and certain related technology and the Company’s acquisition of a perpetual, paid-up license to use and modify such designs.

As part of the transaction, the Company and Intel entered into various service contracts with IMFT under which they will provide operational and administrative support services. The Company and Intel will generally charge IMFT for costs of providing such services.

The Company has determined that IMFT is a variable interest entity as defined in FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities,” (“FIN 46(R)”) and that the Company is the primary beneficiary of the venture. Accordingly, IMFT’s financial results are included in the accompanying consolidated financial statements of the Company. Upon consolidation, all amounts pertaining to Intel’s interests in IMFT are reported as noncontrolling interest.

The Company is obligated to provide certain NAND Flash memory products to Apple Computer Inc. (“Apple”) until December 31, 2010. The Company agreed to supply Apple with a significant portion of the Company’s share of IMFT’s NAND Flash memory output for which Apple made a prepayment to the Company of $250 million in the second quarter of fiscal 2006.

TECH Semiconductor Singapore Pte Ltd:  Since 1998, the Company has participated in TECH Semiconductor Singapore Pte. Ltd. (“TECH”), a semiconductor memory manufacturing joint venture in Singapore among the Company, the Singapore Economic Development Board (“EDB”), Canon Inc. and Hewlett-Packard Company. On March 3, 2006, certain shareholders of TECH contributed approximately $260 million in cash as additional capital to TECH, of which the Company’s contribution was approximately $130 million. Following the contribution, the Company has an approximate 43% ownership interest in TECH.

Effective March 3, 2006, the Company entered into an agreement with EDB, subject to EDB’s contribution of additional amounts to TECH, whereby EDB granted the Company an option to purchase from EDB, and the Company granted EDB an option to sell to the Company, EDB’s shares of TECH common stock. The Company’s option to purchase EDB’s shares in TECH is exercisable at any time prior to October 1, 2009. EDB’s option to put its shares in TECH to the Company is exercisable from March 3, 2008, until October 1, 2010. If either party exercises its option, the Company expects that it would own approximately 73% of the outstanding shares of TECH. As a result of the option agreement noted above, the Company has concluded that it is the primary beneficiary of TECH as defined by FIN 46(R) and, therefore, will consolidate TECH’s financial results as of the beginning of the Company’s third quarter of fiscal 2006.

Lexar Media, Inc.:  On March 8, 2006, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Lexar Media, Inc. (“Lexar”), a designer, developer, manufacturer and marketer of Flash memory products. The Merger Agreement contemplates that, subject to terms and conditions, at the effective time of the merger, each issued and outstanding share of common stock of Lexar will be converted into the right to receive 0.5625 shares of Micron common stock (the “Exchange Ratio”), and each issued, outstanding and unexercised Lexar employee stock option that has an exercise price per share of $9.00 or less will be converted into a Micron employee stock option using the Exchange Ratio. As of December 31, 2005, Lexar had outstanding approximately 81 million shares. Completion of the Merger is subject to customary closing conditions, including Lexar shareholder and regulatory approvals. The Merger Agreement contains certain termination rights for both Micron and Lexar, and further provides that, upon termination of the Merger Agreement under specified circumstances, Lexar may be required to pay Micron a termination fee of $22 million.